Ceasing Control of Credit Suisse Commodity
Return Strategy Fund A

As of October 31, 2016, Charles Schwab owned
5,171,644 shares of the Fund, which represented
26.35% of the Fund.   As of April 30, 2017 No
Shareholder owned more than 25% of the Fund.
Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Commodity
Return Strategy Fund C

As of October, 31, 2016, Merrill Lynch
("Shareholder") owned 424,232 shares of the Fund,
which represented 29.56% of the outstanding shares
of the Fund.   As of April 30, 2017, No Shareholder
owned more than 25% of the Fund.   Accordingly,
Shareholder has ceased to be a controlling person of the Fund.



Ceasing Control of Credit Suisse Commodity
Return Strategy Fund I

As of October 31, 2016 No shareholder owed more
than 25% of the Fund.   As of April 30, 2016 No
Shareholder owed more than 25% of the Fund.
Accordingly, Shareholder has ceased to be a controlling person of the Fund.